SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 14, 2005

SEALY MATTRESS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-117081-27	20-1178482
(State or other jurisdiction of incorporation)	(Commission File Numbers)	(IRS Employer Identification No.)

Sealy Drive One Office Parkway Trinity, North Carolina 27370

(Address of Principal Executive Offices, including Zip Code)

(336) 861-3500

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registration under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

On April 14, 2004, Sealy Mattress Company, as the Borrower (the “Company”), Sealy Canada, Ltd./Ltee, as the Canadian Borrower (the “Canadian Borrower”), Sealy Mattress Corporation, as Holdings and a Guarantor (“Holdings”), and Sealy Corporation, as Parent (“Parent”) entered into the Second Amended and Restated Credit Agreement (the “Second Amended and Restated Credit Agreement”), among the Company, the Canadian Borrower, Holdings, Parent, the lending institutions identified in the Second Amended and Restated Credit Agreement (the “Lenders”), J.P. Morgan Securities Inc., as Joint Lead Arranger and Joint Bookrunner, Goldman Sachs Credit Partners L.P., as Joint Lead Arranger, Joint Bookrunner and Syndication Agent, JPMorgan Chase Bank, Toronto Branch, as Canadian Administrative Agent, and JPMorgan Chase Bank, N.A. (the “Administrative Agent”), which amended and restated the Amended and Restated Credit Agreement, dated as of August 8, 2004, among the Company, the Canadian Borrower, Holdings, Parent, the lenders from time to time party thereto, and the Administrative Agent (the “Existing Credit Agreement”). The Second Amended and Restated Credit Agreement amended the Existing Credit Agreement to refinance the $465 million outstanding under the existing senior secured term loans plus an additional $100 million new term loan borrowings, the proceeds of which were used to repay the $100 million outstanding under the Company’s senior unsecured term loan due April 6, 2013. The Second Amended and Restated Credit Agreement also reduced the applicable interest rate margin charged on the senior secured term loan, provided certain financial leverage ratio tests are met. In addition, the Second Amended and Restated Credit Agreement provides Holdings with greater flexibility to make dividend distributions to Parent, or to repay certain subordinated debt, provided certain leverage ratio tests and other conditions are met. The terms and conditions of the Company’s $125 million senior revolving credit facility were unchanged by the Second Amended and Restated Credit Agreement. The Second Amended and Restated Credit Agreement is filed as Exhibit 10.1 to this report.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 14, 2005, the Company, entered into the Second Amended and Restated Credit Agreement to refinance the $465 million outstanding under its senior secured term loans and to borrow an additional $100 million as described above under Item 1.01. The proceeds of the additional borrowing were used to repay the $100 million outstanding under the Company’s senior unsecured term loan due April 6, 2013. The $565 million senior secured term loans outstanding under the Second Amended and Restated Credit Agreement will be payable in quarterly installments beginning January 6, 2007, equal to ¼% of the principal amount initially outstanding on the effective date of the Second Amended and Restated Credit Agreement, with all remaining unpaid principal due on April 6, 2012. Under the terms of the Second Amended and Restated Credit Agreement, the Company may also be required to make prepayments equal to 50% of excess cash flow, as defined in the Second Amended and Restated Credit Agreement, as well as 100% of certain asset sales by or proceeds from debt issuances of the Company or its subsidiaries. The Company may make voluntary prepayments of the loan without penalty; however, if within one year of the effective date of the Second Amended and Restated Credit Agreement, such prepayment is made with the proceeds of new term debt which effects a refinancing at a lower interest rate, then a 1% call premium would apply. The loans bear interest at the Company’s choice of the Eurodollar rate or adjusted base rate plus an applicable margin. The Company will be permitted to incur up to an additional $100.0 million of senior secured term debt at the option of participating lenders, so long as no default or event of default under the new senior secured credit facilities has occurred or would occur after giving effect to such incurrence and certain other conditions are satisfied. The senior secured credit facilities are guaranteed by Holdings and all of the Company’s current and future domestic subsidiaries and are secured by substantially all of the assets of Holdings, the Company and the Company’s current and future domestic subsidiaries by a first priority pledge of 100% of the capital stock of the Company, 100% of the capital stock of all other domestic subsidiaries, and a security interest in 65% of the capital stock of each direct foreign subsidiary of the Company. Parent is not a guarantor of these credit facilities. The Second

Amended and Restated Credit Agreement imposes certain restrictions including, but not limited to, the payment of dividends or other equity distributions and the incurrence of debt or liens upon the assets of Holdings, the Company or the Company’s subsidiaries. The Second Amended and Restated Credit Agreement allows the repayment of up to $125 million of subordinated debt and the payment of dividend distributions to Parent of up to the greater of to $50 million or 50% of consolidated net income minus certain cash dividends paid by Holdings, provided certain financial leverage ratio tests are met before such transactions are permitted to occur. The Second Amended and Restated Credit Agreement also calls for Holdings and the Company to maintain a maximum net leverage ratio and a minimum interest coverage ratio and imposes limitations on capital expenditures.

Item 9.01	Financial Statements, Pro Forma Financial Information and Exhibits.

Exhibits

10.1

Second Amended and Restated Credit Agreement dated April 14, 2005 among Sealy Mattress Company, Sealy Canada, LTD./LTEE, the Guarantors named therein, Sealy Mattress Corporation, Sealy Corporation, JPMorgan Chase Bank, as administrative agent, J.P. Morgan Securities Inc., as joint lead arranger, Goldman Sachs Credit Partners, L.P., as joint lead arranger, General Electric Capital Corporation, as co-documentation agent, Royal Bank of Canada as co-documentation agent, and other lenders from time to time parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on April 20, 2005.

SEALY MATTRESS CORPORATION

Date: April 20, 2005		/s/ KENNETH L. WALKER
	By:	Kenneth L. Walker
	Its:	SENIOR VICE PRESIDENT, GENERAL COUNSEL